Exhibit 3.1
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                         CERTIFICATE OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                              CAMDEN MINES LIMITED

     I, the undersigned Henry Jung, Chief Financial Officer of Camden Mines Limited (the "Company"), do hereby certify that the Board of Directors of said Company at a meeting duly convened and held on the 4th day of September, 2004, adopted a resolution to amend the original articles as follows:

                                    A. FIRST

     The name of the corporation is Camden Mines Limited

     Article FIRST is hereby amended to read as follows:

     The name of the corporation is Xinhua China Ltd.


                                    B. FOURTH

     The amount of the total authorized  capital stock of the corporation is One
     Thousand   Dollars   ($1,000.00)   consisting   of  One   Hundred   Million
     (100,000,000) shares of common stock of the par value of $0.00001 each.

     Article FOURTH is hereby amended to read as follows:

     The amount of the total authorized capital stock of the corporation is Five
     Thousand   Dollars   ($5,000.00)   consisting   of  Five  Hundred   Million
     (500,000,000) shares of common stock of the par value of $0.00001 each.


The number of shares of the Company issued and outstanding and entitled to vote on amendments to the Articles of Incorporation is Sixty-One Million Fifty-Six Thousand Three Hundred Seventy-Five (61,056,375) common $0.00001 par value stock, and that the said changes and amendments have been consented to and approved by a vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, Camden Mines Limited has caused these presents to be signed in its name and on its behalf by Henry Jung, its Chief Financial Officer on this 6th day of September, 2004, and its Chief Financial Officer acknowledges that this Certificate of Amendment is the act and deed of Camden Mines Limited, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

                                             CAMDEN MINES LIMITED

                                             By:   /s/ Henry Jung
                                                --------------------------------
                                                   Henry Jung, Chief Financial
                                                   Officer and Director